Exhibit 10.1

Apollo Endosurgery, Inc.
2017 Bonus Plan

Effective: January 1, 2017

  1. Purpose

The Apollo Endosurgery, Inc. (the “Company”) 2017 Bonus Plan (the “Bonus Plan”) is designed to provide annual compensation to individuals who make important contributions to the success of the Company during a Bonus Plan Year. The Bonus Plan is intended to provide individuals with incentives and rewards for outstanding performance and to enhance the ability of the Company to attract and retain talented individuals. The overarching intent in setting and achieving the goals is to build long-term stockholder value.

2. Bonus Plan Year

The Company’s fiscal year (which runs from January 1 through December 31 each year) will be the Bonus Plan Year.
3. Eligibility

All Company employees, whether full-time or part-time, including the Company’s named executive officers and other executive officers, are eligible to participate in the Plan (each a “Participant”). Temporary employees, independent contractors and field sales employees are not eligible to participate. Employees hired on or before October 1st of the Bonus Plan Year are eligible to participate, however, any bonus awarded to such an employee shall be prorated based on the length of their employment during the Bonus Plan Year.

Participants who are otherwise eligible for participation in the Bonus Plan may not earn a bonus for the Bonus Plan Year then in effect if their employment with the Company terminates for any reason prior to the date on which the Board approves the Bonus Payment (as defined below) for the Participant, which for the 2017 Bonus Plan Year is expected to be sometime between January 1, 2018 and March 30, 2018.

4. Bonus Payments and Determinations

Each eligible Participant will be assigned a target bonus amount determined at the discretion of the Board of Directors of the Company (the “Board”) which will be stated as a percentage of the Participant’s base salary (the “Target Bonus”).

Each Participant’s Target Bonus will be comprised of an amount determined based upon the achievement by the Company of financial performance targets as approved by the Board (the “Corporate Component”) as well as an amount determined based upon achievement of certain individual performance objectives as determined by each Participant’s direct supervisor and as set forth on an Individual Performance Plan (the “Individual Component”).

Each Participant’s Target Bonus will be based upon the achievement by the Company of certain financial performance targets as determined by the Board upon the recommendation of the Compensation Committee, adjusted upward or downward to the extent that the Company exceeds or does not meet such targets. Both the Individual Component and the Corporate Component will be conditioned upon the Company achieving certain minimum percentage thresholds of the targets determined by the Board. The funding of the Bonus Plan will be in two pools, one for each of the Individual Component and the Corporate Component, and will scale upward in each case to the extent that the Company exceeds the minimum percentages of the financial performance targets. All payments made pursuant to this Bonus Plan may be paid in cash or equity, as determined in the sole discretion of the Board.

The Board will determine (in its sole and absolute discretion) what percentage of the corporate goals have been achieved, and subject to the limitations set forth in this Bonus Plan, award the corresponding percentage of the Corporate Component.  Each Participant’s direct supervisor will recommend to the Board, and the Board will determine (in its sole and absolute discretion) what percentage of the Participant’s individual performance objectives have been achieved and subject to the limitations set forth in this Bonus Plan, award the corresponding percentage of the Individual Component. Such awards, upon final determination, shall together be the “Bonus Payment.”

The Board retains the discretion to adjust all Bonus Payments based upon any other factors determined by the Board to be relevant.  Bonus Payments may be increased, in the sole discretion of the Board. Further, the Board will determine (in its sole and absolute discretion), upon consideration of such financial and market indicators or conditions it may deem relevant at the time of the determination of bonus awards, whether funding the Bonus Plan, in whole or in part, shall be in the best interests of the Company.
A Bonus Payment, if any, are deemed earned as of the date on which the Board approves the Bonus Payment for the Participant, which for the 2017 Bonus Plan Year is expected to be sometime between January 1, 2018 and March 30, 2018. As set forth in Section 3, Participants must be employed on the date Bonus Payments are deemed earned to receive a Bonus Payment for that Bonus Plan Year. Accordingly, any Participant whose employment terminates (for any reason) during the Bonus Plan Year and prior to the date on which the Board approves the Bonus Payment for such Participant will not be eligible for, and will not receive, a bonus for that Bonus Plan Year (including any partial or prorated bonus).

5. Payment of Awards

Any Bonus Payment is expected to be paid no later than thirty days after Board approval of the Bonus Payment for the Bonus Plan Year. All Bonus Payments shall be subject to standard deductions and tax withholdings.
6. Miscellaneous
This Bonus Plan may be amended, modified or terminated at any time by the Board. It does not confer any rights upon a Participant to remain in service with the Company for any specific duration or otherwise restrict in any way the rights of the Company to terminate a Participant’s service with the Company for any reason, with or without cause or advance notice.
This Bonus Plan contains the entire agreement between the Company and its Participants on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or bonus plans.
This Bonus Plan shall be governed by and construed under the laws of the State of Delaware.